Exhibit 99.1

Hampton Roads Bankshares, Inc.
Selected Consolidated Financial Data (Unaudited)
(In thousands, except per share amounts)

The following table sets forth selected consolidated financial data for the periods and as of the dates indicated.  We derived the selected consolidated financial data as of and for the fiscal years ended December 31, 2010, 2009 (as restated), 2008, 2007 and 2006 from our audited consolidated financial statements and related notes thereto.  On April 26, 2011, our Board of Directors filed an amendment with the Virginia State Corporation Commission to effect a 1-for-25 common stock reverse stock split (the “Reverse Stock Split”), to be effective at 11:59 p.m. on April 27, 2011.  The per share data set forth in the following table gives effect to the Reverse Stock Split retrospectively for all periods presented.

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto previously filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2010, as amended (File No. 001-32968).  Historical results are not necessarily indicative of results to be expected in any future period.

For the Fiscal Years Ended December 31,
(dollars in thousands except share and per share data)	2010	As Restated 2009	2008	2007	2006

Operating Results:
Net income (loss)	$(210,356)	$(201,450)	$7,175	$6,811	$6,036
Net income attributable to non-controlling interest	983	—	—	—	—
Preferred stock dividend and accretion of discount	(112,114)	8,689	—	—	—
Net income (loss) available to common shareholders	$(99,225)	$(210,139)	$7,175	$6,811	$6,036

Per Common Share Data:
Basic earnings (loss)	$(12.85)	$(240.80)	$15.00	$16.65	$16.60
Diluted earnings (loss)	(12.85)	(240.80)	14.86	16.32	16.27
Book value	5.71	(11.24)	242.52	178.53	171.11
Tangible book value	5.38	(25.72)	129.60	178.53	171.11
Basic weighted average shares outstanding	7,722,817	872,656	478,424	409,146	363,719
Diluted weighted average shares outstanding	7,722,817	872,656	482,989	417,262	371,032
Shares outstanding at year end	33,387,001	886,173	871,117	412,596	410,053

Year-End Balances:
Assets	$2,900,156	$2,919,576	$3,085,711	$563,828	$476,299
Shareholders’ equity	190,795	125,013	344,809	73,660	70,163